Exhibit 10.3(a)

Execution Version

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR THE REDACTED PORTIONS OF THIS AGREEMENT. THE REDACTIONS ARE INDICATED WITH THREE ASTERISKS (“***”). A COMPLETE VERSION OF THIS AGREEMENT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

SECOND LIEN SECURED PROMISSORY NOTE

$260,000,000	October 26, 2007

For value received, NEP EQUIPMENT FINANCE HOLD CO., LLC, a Delaware limited liability company (the “Borrower”), hereby unconditionally promises to pay to PARAGON NOBLE LLC, a Delaware limited liability company (together with its successors and permitted assigns, the “Lender”), the principal amount of TWO HUNDRED SIXTY MILLION DOLLARS ($260,000,000) (the “Note Amount”) or such lesser principal amount as may be outstanding hereunder in accordance with the terms hereof on the Maturity Date (as defined below), together with all accrued and unpaid interest, fees and any other amounts due and payable to the Lender pursuant to the provisions of this Second Lien Secured Promissory Note (this “Note”).

The Borrower promises to pay interest on the outstanding principal amount of the Loan (as defined below) under this Note for the period from and including the Closing Date (as defined below) to, but excluding, the date the Loan is repaid in full, in each case as and when required by Section 2(b).

All payments under this Note shall be made in Dollars (as defined below), in immediately available funds and without set-off, deduction or counterclaim.  Any extension of time for the repayment of the principal outstanding under this Note resulting from the due date falling on a non-Business Day shall be included in the computation of interest.

The Borrower hereby waives presentment, notice of dishonor, protest and any other notice or formality with respect to this Note except for such notice as provided herein.

1.             Definitions and Interpretation.

(a)           Definitions.  Unless otherwise defined herein, all capitalized terms used in this Note shall have the following meanings:

“Affiliate” shall mean, as to any Person, any other Person that directly or indirectly controls, or is under common control with, or is controlled by, such Person.  As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or membership or other ownership interests, by contract or otherwise); provided, however, that, in any event, any Person that owns directly or indirectly 30% or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation or 30% or more of the membership or other ownership interests of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person.

“Altona Project” shall mean the approximately 97.5 MW wind generation facility to be located in the State of New York, near the town of Altona.

“Anti-Money Laundering Laws” shall mean any laws or regulations relating to money laundering or terrorist financing, including, without limitation, the Bank Secrecy Act, 31 U.S.C. sections 5301 et seq.; the Patriot Act; Laundering of Monetary Instruments, 18 U.S.C. section 1956; Engaging in Monetary Transactions in Property Derived from Specified Unlawful Activity, 18 U.S.C. section 1957; the Financial Recordkeeping and Reporting of Currency and Foreign Transactions Regulations, 31 C.F.R. Part 103; and any similar laws or regulations currently in force or hereafter enacted.

“Applicable Margin” shall mean fifteen percent (15%) per annum.

“Appraisal Procedure” shall have the meaning give to such term in Exhibit C.

“Basic Documents” shall mean this Note, the NEP Guaranty, the Collateral Documents and any other documents, agreements, or instruments entered into by the Borrower, the Guarantor, Equipmentco, any First Lien Secured Party, any TSA Company and/or the owner of any Qualified Project Company, on the one hand, and the Lender, on the other hand, in connection with any of the foregoing.

“Bellmont Project” shall mean the approximately 21.0 MW wind generation facility to be located in the State of New York, near the town of Bellmont.

“Borrower” shall have the meaning given to such term in the first paragraph of this Note.

“Borrower Security Agreement” shall have the meaning given to such term in Section 7(a)(ii).

“Borrowing Notice” shall mean a borrowing notice to be delivered by the Borrower to the Lender, substantially in the form of Exhibit A attached hereto.

“Business Day” shall mean any day on which commercial banks are not authorized or required to close in New York, New York.

“Chateaugay Project” shall mean the approximately 106.5 MW wind generation facility to be located in the State of New York, near the town of Chateaugay.

“Closing Date” shall mean the date when the conditions precedent set forth in Section 3(a) are satisfied, or waived by the Lender, and funding has occurred under the Loan.  The Closing Date is the date of this Agreement.

“Code” shall mean the Internal Revenue Code of 1986, as amended, including any applicable Treasury Regulations.

“Collateral” shall mean all assets which are subject or required to become subject to the security interests or liens granted by the Borrower (or other Persons, as applicable) under any of the Collateral Documents.

“Collateral Agent” shall mean HSH Nordbank AG, New York Branch, in its capacity as collateral agent for the Lender, the First Lien Secured Parties and other secured parties under the Intercreditor Agreement, together with its successors and permitted assigns in such capacity.

“Collateral Documents” shall mean the Second Lien Borrower Pledge Agreement, the Borrower Security Agreement, the Equipmentco Pledge Agreement, the Second Lien Equipmentco Security Agreement, the Second Lien Project Pledge Agreements, the Second Lien TSA Companies Security Agreements, the 2009 TSA Security Agreement, the NEP Pledge Agreement, the Consents, the Escrow Agreement and any other security documents, financing statements and the like filed in connection with the foregoing.

“Consents” shall mean, collectively, the consents listed in Section 7(a)(v) by and among the Borrower or the relevant TSA Company, the Lender and GE.

“Contract Price” shall have the meaning given to such term in each Turbine Supply Agreement, as the same may be adjusted from time to time to account for one or more TSA Options Approvals.

“Debt” of any Person at any date shall mean, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (d) all obligations of such Person under leases which are or should be, in accordance with GAAP, recorded as capital leases in respect of which such Person is liable, (e) all obligations of such Person to purchase securities (or other property) which arise out of or in connection with the sale of the same or substantially similar securities (or property), (f) all deferred obligations of such Person to reimburse any bank or other Person in respect of amounts paid or advanced under a letter of credit or other instrument, (g) all Debt of others secured by a lien on any asset of such Person, whether or not such Debt is assumed by such Person, (h) all Debt of others guaranteed directly or indirectly by such Person or as to which such Person has an obligation substantially the economic equivalent of a guaranty and (i) obligations of such Person under any Interest Rate Agreements.

“Dollars” and “$” shall mean lawful money of the United States of America.

“Equipmentco” shall mean NEP Equipment Finance Co., LLC, a Delaware limited liability company.

“Equipmentco Pledge Agreement” shall have the meaning given to such term in Section 7(a)(iii).

“Event of Default” shall have the meaning given to such term in Section 6.

“FERC” shall mean the Federal Energy Regulatory Commission and its successors.

“First Lien Administrative Agent” shall mean the “Administrative Agent” as defined in the First Lien Note.

“First Lien Facility” shall mean a revolving financing facility entered into by and between Equipmentco and the First Lien Secured Parties to provide financing to Equipmentco to fund the purchase of the Turbines as set forth in, and subject to the terms and conditions of, the First Lien Note and each of the other documents and agreements described therein.

“First Lien Note” shall mean that certain First Lien Senior Secured Promissory Note, dated as of the date hereof, among Equipmentco and the First Lien Secured Parties.

“First Lien Secured Party” shall mean each secured party under the First Lien Facility.

“GAAP” shall mean generally accepted accounting principles in the United States of America consistently applied.

“GE” shall mean General Electric Company, a New York corporation.

“Governmental Authority” shall mean any national, state, municipal, territorial, or local government, any political subdivision thereof or any other governmental department, commission, board, judicial, public, regulatory or statutory instrumentality, authority, body, agency, bureau or entity, (including any zoning authority, FERC and the New York State Public Service Commission), any of which has the authority to bind a party at law or having jurisdiction over the Borrower.

“Governmental Rule” shall mean any law, rule, regulation, ordinance, order, code, judgment, consent, decree, directive, guideline, policy or similar form of decision of any Governmental Authority only to the extent that such directive, guideline, policy or decision has the force and effect of law.

“Great Plains I Project” shall mean the approximately 114 MW wind generation facility to be located in the State of Texas, near the town of Gruver.

“Great Plains II Project” shall mean the approximately 126 MW wind generation facility to be located in the State of Texas, near the town of Gruver.

“Guarantor” shall mean Noble Environmental Power, LLC, a Delaware limited liability company.

“Inchoate Default” shall mean any event or circumstance which, with the lapse of time, the giving of notice or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.

“Independent Engineer” shall have the meaning given to such term in the First Lien Note.

“Insurance Consultant” shall have the meaning given to such term in the First Lien Note.

“Intercreditor Agreement” shall mean that certain Intercreditor Agreement, dated as of the Closing Date, by and among the Borrower, Equipmentco, the Lender, the Collateral

Agent and the First Lien Administrative Agent (on behalf of the First Lien Secured Parties), substantially in the form attached hereto as Exhibit B.

“Interest Reserve Account” shall have the meaning given to such term in Section 3(a)(xxv).

“Lender shall have the meaning given to such term in the first paragraph of this Note.

“Loan” shall mean the loan made by the Lender to the Borrower on the Closing Date in accordance with the terms and conditions of this Note.

“Loan Maximum Outstanding” shall mean the aggregate of (a) 100% of the positive difference, if any, between the amount of the aggregate Contract Price under all of the Turbine Supply Agreements that has been paid to GE under such Turbine Supply Agreements (excluding amounts solely attributable to transportation costs for Turbine deliveries but reflecting applicable adjustments, if any, pursuant to TSA Option Approvals or any reappraisal conducted pursuant to and in accordance with the terms of the First Lien Note and the Appraisal Procedure) and any amounts borrowed by Equipmentco pursuant to the First Lien Facility and used to fund such payments of the Contract Price; plus (b) $40,000,000, which represents the portion of the Loan deposited into the Interest Reserve Account on the Closing Date (or applied to fees and/or interest paid on the Closing Date).

“Lock-Out Period” shall mean period from the Closing Date up to and including the first anniversary of the Closing Date.

“Losses” shall have the meaning given to such term in Section 8(b).

“Make Whole Premium” shall mean, with respect to the amount of any prepayment of the Loan pursuant to Section 2(e)(i), the aggregate of (a) the amount of such prepayment plus (b) the present value of each applicable prepayment attributable to the principal of the Loan, discounted at the Replacement Treasury Yield plus 50 basis points, from the date of such prepayment up to and including the first anniversary of the Closing Date.  For the purposes hereof, “Replacement Treasury Yield” shall mean the rate of interest equal to the yield to maturity for the most recently issued U.S. Treasury security having a maturity date closest to the 1-year anniversary of the Closing Date, as quoted in The Wall Street Journal on the prepayment date.  If The Wall Street Journal (i) quotes more than one such rate, the average of such quotes shall apply, or (ii) ceases to publish such quotes, the U.S. Treasury security shall be determined from such financial reporting service or source as Lender shall reasonably determine.

“Material Adverse Effect” shall mean any event or occurrence that could reasonably be expected to have a material adverse effect on any of the following: (a) the business, operations, condition or prospects of the Borrower, the Guarantor, Equipmentco, the Qualified Project Companies and the TSA Companies, taken as a whole; (b) the ability of Borrower to repay the Loan as and when required hereunder; (c) the ability of the Borrower, Equipmentco and the TSA Companies, taken as a whole, on the one hand, or GE, on the other hand, to perform any material obligation under the Turbine Supply Agreements or the First Lien Facility; or (d) the priority and enforceability of the Lender’s liens on the Collateral as provided in the Collateral Documents.

“Maturity Date” shall mean the earlier to occur of (a) the acceleration of the obligations of the Borrower hereunder in accordance with the terms and conditions hereof following an Event of Default, and (b) July 31, 2010.

“NEP Guaranty” shall have the meaning given to such term in Section 3(a)(xxvii).

“Non-Recourse Party” shall have the meaning given to such term in Section 9.

“Note” shall have the meaning given to such term in the introductory paragraph hereof.

“Obligations” shall mean, with respect to the Borrower, the Guarantor, Equipmentco or any TSA Company (only to the extent of each such Person’s respective obligations under any Basic Document to which it is a party), the Loan and all obligations of performance, howsoever arising (and whether arising or incurred before or after any bankruptcy, insolvency, reorganization or other similar proceeding), owed by the Borrower, the Guarantor, Equipmentco or any TSA Company (only to the extent of each such Person’s respective obligations under any Basic Document to which it is a party) to the Lender (whether or not evidenced by any note or instrument and whether or not for the payment of money), due or to become due, now existing or hereafter arising, pursuant to the terms of this Note or any of the other Basic Documents, including all principal, interest, fees, charges, expenses, attorneys’ fees and accountants’ fees chargeable and other amounts payable by the Borrower, the Guarantor, Equipmentco or any TSA Company (only to the extent of each such Person’s respective obligations under any Basic Document to which it is a party) under this Note or any of the other Basic Documents.

“OFAC” shall mean the United States Department of Treasury Office of Foreign Assets Control.

“OFAC Laws” shall mean any laws, regulations, and Executive Orders relating to the economic sanctions programs administered by OFAC, including without limitation, the International Emergency Economic Powers Act, 50 U.S.C. sections 1701 et seq.; the Trading with the Enemy Act, 50 App. U.S.C. sections 1 et seq.; and the Office of Foreign Assets Control, Department of the Treasury Regulations, 31 C.F.R. Parts 500 et seq. (implementing the economic sanctions programs administered by OFAC).

“OFAC SDN List” shall mean the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC.

“OFAC Violation” shall have the meaning given to such term in Section 5(xxiv).

“Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA Patriot Act), Pub. L. 107-56 and all other laws and regulations relating to money-laundering and terrorist activities.

“Permit” shall mean any approval, consent, waiver, exemption, variance, franchise, permit, authorization, registration or license to, with or from a Governmental Authority.

“Permitted Debt” shall mean (a) the Loan and the other Obligations, (b) any obligations of the Borrower pursuant to the First Lien Facility, and (c) any obligations of the Borrower incurred in connection with Acceptable Alternative Funding Commitments (under and as defined in the First Lien Facility), in the case of this clause (c), on terms and conditions satisfactory to the Lender in its sole discretion.

“Permitted Liens” shall mean (a) any liens created pursuant to the Basic Documents or the Turbine Supply Agreements; (b) liens imposed by law for taxes that are not yet due (or are overdue by not more than ninety (90) days if such liens would not have a Material Adverse Effect) or that are being contested in good faith by the Borrower, Equipmentco or the relevant TSA Company and for which adequate reserves have been set aside therefor or that are secured by a bond reasonably acceptable to the Lender; (c) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like liens imposed by law, arising in the ordinary course of business and securing obligations either for amounts not yet due or that are being contested in good faith by the Borrower, Equipmentco or the relevant TSA Company and for which adequate reserves have been set aside therefor or are secured by a bond reasonably acceptable to the Lender; (d) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations; (e) cash deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business; (f) liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; (g) easements, rights-of-way, restrictions, defects or other exceptions to title or other similar encumbrances incurred in the ordinary course of business which are not incurred to secure Debt, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the Borrower’s business such that it would have a Material Adverse Effect; (h) any other liens, easements, zoning restrictions, rights-of-way or similar encumbrances on real property imposed by law or arising in the ordinary course of business but that would not have a Material Adverse Effect; (i) liens arising out of judgments or awards that do not otherwise constitute an Event of Default so long as an appeal or proceeding to review is being prosecuted in good faith and for the payment of which adequate reserves have been set aside or are secured by a bond reasonably acceptable to the Lender; (j) other liens in an aggregate amount not to exceed $1,000,000; and (k) liens on the Collateral arising out of the First Lien Facility.

“Person” shall mean any individual, corporation, company, voluntary association, partnership, joint venture, trust, unincorporated organization or government (or any agency, instrumentality or political subdivision thereof).

“Pledged Equity Interests” shall mean (a) all the issued and outstanding membership interests of the Borrower, (b) all the issued and outstanding membership interests of each TSA Company; (c) all of the issued and outstanding membership interests of Equipmentco, and (d) all of the issued and outstanding membership interests of each Qualified Project Company to which Turbines have been allocated, to the extent that such interests are owned by Equipmentco or an Affiliate of Equipmentco.

“Prior Turbine Supply Loans” shall mean (a) the Loan Agreement, dated as of May 18, 2007, by and between the Guarantor and CIT Capital USA Inc.; (b) the Senior Secured Promissory Note, dated as of June 22, 2007, by and between the 2006 TSA Company and Paragon Noble LLC; and (c) the Loan Agreement, dated as of December 4, 2006, by and between the 2007 TSA Company and CIT Capital USA Inc.

“Project Review” shall have the meaning given to such term in Section 5(a)(xxii).

“Proportionate Share” shall have the meaning given to such term in Section 11.

“PTC” shall mean production tax credits under Section 45 of the Code.

“PTC Expiration Date” shall have the meaning given to such term in Section 5(a)(xxii).

“Purchase Orders” shall mean, collectively, (a) Purchase Order No. 1 and Purchase Order No. 2 with respect to the 2006 TSA, entered into by and between GE and the 2006 TSA Company and (b) any additional purchase orders entered into under any Turbine Supply Agreement by and between GE and the applicable TSA Company.

“Purchasing Lender” shall have the meaning given to such term in Section 11(e).

“Qualified Project” shall have the meaning given to such term in Section 5(a)(xxii).  For the avoidance of doubt, based on Project Reviews conducted prior to the Closing Date, the following are Qualified Projects as of the Closing Date: (i) Altona Project; (ii) Bellmont Project; (iii) Chateaugay Project; (iv) Great Plains I Project; (v) Great Plains II Project; (vi) Thumb Huron Project and (vii) Wethersfield Project.

“Qualified Project Companies” shall mean, collectively or individually, depending on the context, the single-purpose companies that are Affiliates of the Borrower formed for the development, financing, construction, acquisition, ownership, operation and/or maintenance of a Qualified Project; provided, however, that in no event shall the Borrower or an Affiliate of the Borrower own less than 80% of the economic and voting interests of each such Qualified Project Company.

“Quarterly Date” shall mean the last Business Day of each calendar quarter.

“Replaced Equity Interests” shall have the meaning given to such term in Section 7(c).

“Second Lien Borrower Pledge Agreement” shall have the meaning given to such term in Section 7(a)(i).

 “Second Lien Equipmentco Security Agreement” shall have the meaning given to such term in Section 7(a)(iv).

“Second Lien Project Pledge Agreements” shall have the meaning given to such term in Section 7(a)(vi).

“Second Lien TSA Companies Security Agreements” shall have the meaning given to such term in Section 7(a)(v).

“Selling Lender” shall have the meaning given to such term in Section 11(e).

 “Take Out Dates” shall mean the following: (i) with respect to each of the 2006 TSA Company, 2006 TSA, the 2007 TSA Company and the 2007 TSA, April 30, 2008; (ii) with respect to the 2008 TSA Company and the 2008 TSA, October 31, 2008 and (iii) with respect to the 2009 TSA Company and the 2009 TSA, October 31, 2009.

“Thumb Huron Project” shall mean the approximately 69 MW wind generation facility to be located in the State of Michigan, near the town of Thumb Huron.

“TSA Companies” or “TSA Company” shall mean, individually or collectively, as the context requires, (i) the 2006 TSA Company; (ii) the 2007 TSA Company; (iii) the 2008 TSA Company and (iv) the 2009 TSA Company.

“TSA Options Approval” shall have the meaning given to such term in the First Lien Note.

“Turbine Supply Agreements” shall mean, collectively or individually, depending on the context, (i) the 2006 TSA; (ii) the 2007 TSA; (iii) the 2008 TSA and (iv) the 2009 TSA.

“Turbines” shall mean the 1.5 MW SLE wind turbines manufactured by GE that are the subject of the Turbine Supply Agreements, together with the associated mechanical systems, electrical systems, control systems, communications systems and towers.

“UCC” shall mean the Uniform Commercial Code of the jurisdiction the law of which governs the document in which such term is used or which governs the creation or perfection of the liens granted thereunder.

“Wethersfield Project” shall mean the approximately 126.0 MW wind generation facility to be located in the State of New York, near the town of Wethersfield.

“2006 TSA” shall mean the Master Contract for the Sale of Power Generation Equipment and Related Services, dated as of February 15, 2006, by and between GE and the 2006 TSA Company, along with the applicable Purchase Orders and as amended, modified and supplemented from time to time.

“2007 TSA” shall mean the Master Contract for the Sale of Power Generation Equipment and Related Services, dated as of October 17, 2006, by and between GE and the 2007 TSA Company, along with the applicable Purchase Orders and as amended by that certain First Amendment to Master Contract for the Sale of Power Generation Equipment and Related Services, dated June 4, 2007, by and between GE and the 2007 TSA Company and as further amended, modified and supplemented from time to time.

“2008 TSA” shall mean the Master Contract for the Sale of Power Generation Equipment and Related Services, dated as of October 17, 2006, by and between GE and the 2008

TSA Company, along with the applicable Purchase Orders and as amended, modified and supplemented from time to time.

“2009 TSA” shall mean the Master Contract for the Sale of Power Generation Equipment and Related Services, dated as of September 27, 2007, by and between GE and the 2009 TSA Company, along with the applicable Purchase Orders and as amended, modified and supplemented from time to time.

“2006 TSA Company” shall mean Noble Environmental Power 2006 Equipment Co., LLC, a Delaware limited liability company.

“2007 TSA Company” shall mean Noble Environmental Power 2007 Equipment Co., LLC, a Delaware limited liability company.

“2008 TSA Company” shall mean Noble Environmental Power 2008 Equipment Co., LLC, a Delaware limited liability company.

“2009 TSA Company” shall mean Noble Environmental Power 2009 Equipment Co., LLC, a Delaware limited liability company.

“2009 TSA Security Agreement”  shall having the meaning given to such term in Section 7(a)(vi).

(b)           Certain Rules of Interpretation.  In this Note, unless otherwise indicated, the singular includes the plural and the plural the singular; words importing any gender include the other gender; references to statutes or regulations are to be construed as including all statutory or regulatory provisions consolidating, amending or replacing the statute or regulation referred to; references to “writing” include printing, typing, lithography and other means of reproducing words in a tangible visible form; the words “including,” “includes” and “include” shall be deemed to be followed in each instance by the words “without limitation”; references to articles, sections (or subdivisions of sections), exhibits, annexes or schedules are to this Note; references to agreements and other contractual instruments shall be deemed to include all subsequent amendments, extensions and other modifications to such agreements or instruments (without, however, limiting any prohibition on any such amendments, extensions and other modifications by the terms of this Note); and references to Persons include their respective successors and permitted assigns and, in the case of any government authorities, Persons succeeding to their respective functions and capacities.

2.             Loans; Interest; Repayment; Prepayment; Change in Circumstances; Yield Protection.

(a)       Loan.  Subject to the terms and conditions set forth herein, the Lender agrees to make the Loan to the Borrower in Dollars on the Closing Date (as requested in the relevant Borrowing Notice), in an aggregate principal amount not to exceed the Note Amount.  Amounts repaid or prepaid in respect of the Loan may not be re-borrowed.

(b)       Interest Provisions.  (i) (i)   The Borrower shall pay interest on the unpaid balance of the Loan from the date of the funding thereof until the repayment or prepayment thereof, at the Applicable Margin.  Interest with respect to the Loan shall be payable on the basis of a year of 365 (or, if applicable, 366) days for the actual number of days elapsed.  Following the receipt of notice from the Lender of the occurrence of an Event of Default and as long as such Event of Default is continuing, the interest payable by the Borrower on principal amount of the Loan then outstanding will be equal to the Applicable Margin plus 2.00% per annum.

(ii)                   All interest accrued pursuant to Section 2(b)(i) shall be due and payable on each Quarterly Date and on the Maturity Date.  Except as otherwise provided in this Note, the interest accrued pursuant to the immediately preceding sentence may be paid from the proceeds of the Loan.

(iii)                  [Intentionally omitted]

(iv)                  The Borrower authorizes the Lender to record in an account maintained by the Lender on its books (A) the date and amount of each principal and interest payment on the Loan, and (B) such other information as the Lender may determine is necessary for the computation of interest payable by the Borrower hereunder.  The Borrower agrees that all such computations of interest by the Lender shall be conclusive in the absence of manifest error.  The Lender shall, at the request of the Borrower, deliver to the Borrower a statement detailing such computations.  All computations of interest on the Loan shall include the first day but exclude the last day of the period for which such interest is payable.

(c)   Loan Funding.

(i)                    To request a Loan, the Borrower shall submit to the Lender a completed Borrowing Notice and all documents required as conditions precedent pursuant to Section 3(a) by 12:00 noon New York time at least three (3) Business Days prior to the Closing Date, unless a shorter period is otherwise agreed to by the Lender.

(ii)                   On the Closing Date and subject to the satisfaction or waiver of the conditions precedent set forth in Section 3(a), the Lender shall make available the Loan requested in the Borrowing Notice in Dollars and in immediately available funds, by transferring such funds to one or more accounts designated by the Borrower in the Borrowing Notice.

(d)       [Intentionally omitted]

(e)       Prepayments.

(i)    Optional Prepayments.  The Borrower shall have the right to make optional prepayments of the outstanding principal of the Loan at any time and in any amount; provided, however, that (A) the Borrower shall give the Lender notice of such optional prepayment by 12:00 noon New York time on the Business Day prior to the date of such proposed prepayment (which date shall be a Business Day), and (B) the amount of such prepayment shall be in a minimum aggregate amount of $500,000 or such lesser amount equal to 100% of the total amount of the Loan then outstanding.  If the Borrower makes any prepayment pursuant to this Section 2(e)(i) during the Lock-Out Period, then the Borrower shall, within ten (10) Business Days after receiving a demand therefor from the Lender (accompanied by a certificate from the

Lender setting forth in reasonable detail the calculation of the Make Whole Premium), pay to the Lender the Make Whole Premium.  If the Borrower makes any prepayment pursuant to this Section 2(e)(i) after the end of the Lock-Out Period, such prepayment shall be without premium or penalty of any kind.

(ii)    Mandatory Prepayments.  To the extent that the outstanding principal amount of the Loan exceeds the Loan Maximum Outstanding (other than as a result of an event that is an Inchoate Default or an Event of Default), the Borrower shall either (A) repay such excess principal amount, without premium or penalty, or (B) deposit into the Collateral Account (as defined in the Borrower Security Agreement) for the benefit of the Lender an amount equal to such excess principal amount, which amount shall be returned by the Lender to the Borrower as and when (and to the extent that) the principal amount of the Loan is less than the Loan Maximum Outstanding, so long as no Inchoate Default or Event of Default has occurred and is continuing.

(f)   Repayments.  The Borrower hereby unconditionally promises to pay to the Lender the then unpaid principal amount of the Loan and all other Obligations on the Maturity Date.  If the Guarantor or any other Affiliate of the Borrower pays to the Lender any amount in repayment of the Loan or other Obligations (including, without limitation, any applicable Make-Whole Premium), the Borrower’s obligations under this Note shall be deemed satisfied to the extent of such payments.

(g)                Other Payment Terms.

(i)    Borrower shall make all payments due to the Lender hereunder at its account identified in Annex I from time to time, in Dollars and in immediately available funds not later than 1:00 p.m., New York time, on the date on which such payment is due.  Any payment made after such time on any day shall be deemed received on the next Business Day after such payment is received.

(ii)   Unless otherwise specified in this Note, whenever any payment due hereunder shall fall due on a day other than a Business Day, such payment shall instead be due on the next succeeding Business Day, and such extension of time shall be included in the computation of interest or fees in respect of the portion of the Loan required to be repaid.

(iii)  Except as otherwise provided in this Note, payments made under this Note and the other Basic Documents shall be applied first, to any fees, costs, charges or expenses payable to the Lender hereunder or under the other Basic Documents, second, to any accrued but unpaid interest on the Loans, and third, to the outstanding principal of the Loan.

(h)           Additional Interest.  On the Closing Date, the Borrower shall pay to the Lender additional interest equal to the product of (A) three percent (3%) times (B) the principal amount of the Loan.  Except as otherwise provided in this Note, the additional interest payable pursuant to this Section 2(h)(i) may be paid from the proceeds of the Loan, and such amount shall be added to the outstanding principal amount of the Loan.

(i)            Yield Protection.  If, after the date of this Note, any change in laws applicable to the Lender (A) subjects the Lender to any tax, duty or other similar charges with respect to the Loan or changes the basis of taxation with respect to repayment of the

Loan (other than franchise taxes, minimum taxes, any branch profit taxes imposed by the United States or any other jurisdiction, taxes, duties or other charges or changes in the basis of taxation on the overall income of the Lender and excluding any taxes covered by Section 8(b)), (B) imposes any additional reserve, special deposit or other similar requirements for reserves held by the Lender with respect to the Loan (without duplication of any requirement under this Section 2(i)(C)), (C) affects the amount of capital required to be maintained by the Lender with respect to the Loan, or (D) otherwise increases the cost to the Lender of making, renewing and maintaining the Loan, then the Borrower shall, from time to time, upon demand of the Lender (accompanied by a certificate from the Lender setting forth in reasonable detail the incurred costs), absent manifest error, pay to the Lender additional amounts sufficient to reimburse or compensate the Lender for such additional costs.

3.             Conditions Precedent.

(a)           The obligation of the Lender to make the Loan to the Borrower on the Closing Date is subject to the satisfaction by the Borrower, or waiver by the Lender, of each of the following conditions precedent:

(i)            receipt by the Lender of this Note, which shall be duly authorized, executed and delivered by the Borrower;

(ii)           receipt by the Lender of a Borrowing Notice with respect to the Loan, which shall be duly executed and delivered by the Borrower;

(iii)          receipt by the Lender of a certificate signed by an authorized officer of the Borrower attaching its certificate of formation, other organizational documents, incumbency certificate and good standing certificates, each as in effect on the Closing Date, and resolutions regarding the authorization, execution and delivery of each Basic Document to which it is a party;

(iv)          receipt by the Lender of certificates signed by authorized officers of each of Guarantor, Equipmentco, each TSA Company, and each relevant owner of each Qualified Project Company in existence as of the Closing Date, attaching the certificates of formation, other organizational documents, good standing certificates and incumbency certificates of each such Person, each as in effect on the Closing Date, and resolutions regarding the authorization, execution and delivery of each Basic Document to which such Person is a party;

(v)           receipt by the Lender of (A) the Collateral Documents duly executed by all of the Persons party thereto, and (B) executed copies of each Turbine Supply Agreement, certified by the Borrower as true, correct and complete and in form and substance reasonably satisfactory to the Lender;

(vi)          each Basic Document and each Turbine Supply Agreement delivered pursuant to Section 3(a)(v) to which such Person is a party shall be in full force and effect and shall constitute a legally valid and binding obligation of the Borrower, Guarantor, Equipmentco, each TSA Company (if any) and each relevant owner of a Qualified Project Company, enforceable against such Person in accordance with its respective terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting creditors’ rights generally and the application of general principles of equity;

(vii)         receipt by the Lender of the following opinions of counsel:  (A) in-house opinion for the Borrower, Guarantor, Equipmentco, each TSA Company, and each relevant owner of each Qualified Project Company with respect to the existence, due authorization and absence of conflicts; (B) the opinion of Latham & Watkins LLP, special counsel for the Borrower, the Guarantor, Equipmentco, each TSA Company (if any) and each relevant owner of each Qualified Project Company with respect to the enforceability of the Basic Documents against each such Persons; and (C) the opinion of in-house counsel for GE, regarding each Turbine Supply Agreement and the related Consent and addressing such matters as the Administrative Agent may request;

(viii)        receipt by the Lender of the most recently available unaudited financial statements (to include a balance sheet and an income and expense statement) of the Borrower, the Guarantor and Equipmentco dated as of August 31, 2007, August 31, 2007 and August 31, 2007, respectively, in form and substance reasonably satisfactory to the Lender and certified by an authorized officer of the Borrower that such financial statements fairly present, in all material respects, the financial position of the Borrower, the Guarantor and Equipmentco as at the date thereof;

(ix)           no Material Adverse Effect shall have occurred and be continuing since the date of this Note;

(x)            each representation and warranty set forth in Section 4 shall be true and correct in all material respects as of the Closing Date (or if such representation and warranty relates solely to an earlier date, as of such date);

(xi)           no Event of Default or Inchoate Default shall have occurred and be continuing as of the Closing Date;

(xii)          the additional interest described in Section 2(h) that is due and payable on the Closing Date shall have been paid to the Lender on or prior to the Closing Date, in full, in immediately available funds (it being acknowledged and agreed that such additional interest is to be paid with the proceeds of the Loan to be made on the Closing Date);

(xiii)         the Lender shall have been reimbursed for the reasonable out-of-pocket costs, expenses and charges as set forth in Section 8(a), which fee, costs, expenses and charges may be paid out of the proceeds of the Loan;

(xiv)        receipt by the Lender of a report by the Independent Engineer, together with a reliance letter relating thereto addressed to Lender, containing a third-party market valuation study with respect to the Turbines, assessing the wind turbine market and providing a technical review of the Turbines purchased or to be purchased under the Turbine Supply Agreements;

(xv)         receipt by the Lender of evidence reasonably satisfactory to it that all financing statements necessary to be filed in accordance with the relevant Collateral Documents with respect to the Borrower, Equipmentco, each TSA Company and each relevant owner of each Qualified Project Company (if any) have been filed or will be filed in connection with the funding of the Loan;

(xvi)        the Borrower shall have delivered to (a) the Collateral Agent the original certificates, duly endorsed in blank, representing the Pledged Equity Interests with respect to

Equipmentco, each TSA Company and each Qualified Project Company (if any) and (b) to the Lender, the original certificates, duly endorsed in blank, representing the Pledged Equity Interests with respect to the Borrower;

(xvii)       the liens of the Collateral Documents shall have attached and shall constitute valid and enforceable second priority liens on the Collateral in accordance with the Basic Documents (subject to Permitted Liens);

(xviii)      the Lender shall have received UCC search reports of a recent date before the Closing Date, satisfactory to it, for each of the jurisdictions in which the UCC-1 financing statements are intended to be filed in respect of the Collateral.  The Lender shall have received litigation and docket search reports of a recent date before the Closing Date, satisfactory to the Lender, for each of the jurisdictions in which Borrower, Equipmentco, each TSA Company and the owners of each Qualified Project Company (if any) have a main place of business;

(xix)         insurance complying with the requirements of Section 5(xix) shall be in full force and effect and the Lender shall have received certified copies of all policies evidencing such insurance (or a binder, commitment or certificates signed by the insurer or a broker authorized to bind the insurer), in form and substance satisfactory to the Lender;

(xx)          delivery to the Lender of the Insurance Consultant’s certificate and the Insurance Consultant’s report, together with a reliance letter relating thereto addressed to Lender, to the effect that all required insurance policies are in full force and effect, are not subject to cancellation without thirty (30) days’ prior notice and otherwise conform with the requirements set forth in this Note and the Turbine Supply Agreements;

(xxi)         delivery to the Lender of all information of the Borrower, Equipmentco, the Guarantor, the TSA Companies and the Qualified Project Companies requested by the Lender at least five (5) Business Days prior to the Closing Date for the Lender to comply with the requirements of the Patriot Act;

(xxii)        delivery of an initial Project Review for (1) the Altona Project, (2) the Thumb Huron Project, (3) the Chateaugay Project, (4) the Bellmont Project, (5) the Wethersfield Project, (6) the Great Plains I Project and (7) the Great Plains II Project;

(xxiii)       the initial funding of loans under the First Lien Facility shall have occurred in accordance with the terms and conditions thereof;

(xxiv)       the proposed amount of the Loan shall not exceed the Loan Maximum Outstanding as of the Closing Date;

(xxv)        the Borrower shall have established a bank account into which amounts will be deposited and maintained in accordance with Section 5(a)(xxv) (the “Interest Reserve Account”) and shall have taken all actions reasonably necessary to grant the Lender a perfected first priority security interest therein;

(xxvi)       the Borrower shall have established the Collateral Account and shall have taken all actions reasonably necessary to grant the Lender a perfected first priority security interest therein; and

(xxvii)      delivery to the Lender of a Guaranty Agreement, duly executed by the Guarantor, substantially in the form of Exhibit D (the “NEP Guaranty”).

4.             Representations.

(a)           The Borrower represents and warrants to the Lender as of the date hereof, the Closing Date that:

(i)    It is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and has all requisite power and authority to carry on its business as now conducted.  It or Equipmentco, as applicable, has all requisite limited liability company power and authority to (A) execute and deliver each Basic Document and each Turbine Supply Agreement to which it is a party; (B) grant to the Lender a second-priority security interest in the Collateral subject to the Collateral Documents (subject to Permitted Liens) to which it is a party; and (C) perform all of its obligations under each Basic Document and each Turbine Supply Agreement to which it is a party.

(ii)   The execution and delivery by the Borrower or Equipmentco, as applicable, of each Basic Document and of each Turbine Supply Agreement to which it is a party and the performance by it of all of its obligations hereunder and thereunder:  (A) will not violate, be in conflict or inconsistent with, result in a breach of, or constitute a default (with or without the giving of notice or the passage of time or both) under, any term or provision of any document, agreement or instrument to which the Borrower is a party such that there could reasonably be expected to be a Material Adverse Effect; (B) will not violate, be in conflict or inconsistent with, result in a breach of, or constitute a default (with or without the giving of notice or the passage of time or both) under, any term or provision of any organizational document, of the Borrower; (C) to the knowledge of the Borrower, will not violate any Governmental Rule applicable to or binding on the Borrower or any of its properties; and (D) except as specifically contemplated by the Basic Documents or the Turbine Supply Agreements, will not result in the creation or imposition of any lien upon any of the assets and properties of the Borrower.

(iii)  Each of the Basic Documents to which the Borrower is a party constitutes a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms and provisions, except as such enforceability may be affected by applicable bankruptcy, insolvency, moratorium or other similar laws affecting creditors rights generally and the application of general principles of equity.  Each such Basic Document and Turbine Supply Agreement has been duly authorized, executed and delivered by the Borrower or Equipmentco, as applicable.

(iv)  The Borrower has filed, or has caused to be filed on behalf of itself, all federal, state and local tax returns that it is required to file, and has paid, or has caused to be paid, all material taxes that it is required to pay to the extent due or, to the extent not so paid, has established adequate reserves for the payment thereof as required by GAAP.

(v)   The Borrower has not engaged in any business other than the purchasing, transporting, financing and/or ownership of turbines to be utilized in the development, construction and operation of wind energy generation projects (and business reasonably incidental thereto).  The Borrower is not a general partner or a limited partner in any general or limited partnership, a joint venturer in any joint venture or a member in any limited liability company, other than the Borrower being the sole member of Equipmentco, which in turn is the sole member of each TSA Company.

(vi)  The Borrower, Equipmentco or the applicable TSA Company has good title to, or the right to acquire title to, the Turbines, in each case free and clear of all liens other than Permitted Liens.  The rights, title and interest of the Borrower, Equipmentco and each TSA Company under the Turbine Supply Agreements to which such Person is a party are free and clear of all liens other than Permitted Liens.

(vii) The Borrower is not an investment company or a company controlled by an investment company within the meaning of the Investment Company Act of 1940, as amended.

(viii)  The financial statements of each of the Borrower, the Guarantor and Equipmentco delivered pursuant to Section 5(a)(viii) fairly present, in all material respects, their respective financial positions, as of the date thereof.

(ix)   The Borrower is in compliance with all applicable Governmental Rules applicable to it, except to the extent there could not reasonably be expected to have a Material Adverse Effect.

(x)    None of the Borrower, Equipmentco nor any TSA Company is in violation of any environmental law with respect to the relevant proposed project site for which the Turbines may be delivered or has any liability under applicable environmental law with respect to such relevant project site that could reasonably be expected to have a Material Adverse Effect.  There are no claims or investigations pending, or to the Borrower’s knowledge, threatened by any Governmental Authority of or against the Borrower, Equipmentco and/or any TSA Company under any applicable environmental law that could reasonably be expected to have a Material Adverse Effect.  To the knowledge of the Borrower, none of the Borrower, Equipmentco, any TSA Company nor any subcontractor of any such Person has used, released, discharged, generated, manufactured, stored or disposed of any hazardous substances in, on or under the relevant proposed project site for which the Turbines may be delivered that that could reasonably be expected to have a Material Adverse Effect.

(xi)   None of the Borrower, Equipmentco nor any TSA Company is subject to regulation under the Employee Retirement Income Security Act of 1974, as amended.

(xii)  No Event of Default or Inchoate Default has occurred and is continuing.  Neither the Borrower nor any TSA Company is in default under any provision of the Turbine Supply Agreement that could reasonably be expected to have a Material Adverse Effect.

(xiii) Each lien created and perfected under the Collateral Documents in favor of the Lender has been perfected as of each date this representation is made or deemed made and shall constitute a valid and enforceable second-priority lien on the Collateral that is subject to such lien (subject to Permitted Liens).  All filings and recordings, re-filings or re-recordings necessary to perfect and maintain the perfection and priority of the interest, title or liens of the Lender, subject to Permitted Liens, have been made as required by the Basic Documents.

(xiv)        There are no actions, suits, proceedings or investigations by or before any arbitrator or Governmental Authority now pending against or, to the knowledge of the Borrower,

threatened against or affecting the Borrower or the Guarantor that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(xv) Each of the Borrower and each TSA Company is in material compliance with all material Governmental Rules applicable to it, except to the extent the failure to comply with such Governmental Rule could not reasonably be expected to have a Material Adverse Effect.

(xvi)   All policies of insurance required to be obtained by the Borrower or any TSA Company under the Basic Documents and the Turbine Supply Agreements have been obtained and are in full force and effect; all premiums due thereon have been paid and, except with respect to policies that have been replaced with other policies in compliance with this Note, no notice from any insurer or its representative as to any cancellation or reduction or other change in coverage has been received by the Borrower or any TSA Company.

(xvii)   All issued and outstanding ownership interests in the Borrower are directly owned by the Guarantor.  All issued and outstanding ownership interests in Equipmentco are directly owned by the Borrower.  All issued and outstanding ownership interests in each TSA Company are directly owned by Equipmentco.  At least 80% of the issued and outstanding ownership and economic interests in each Qualified Project Company are indirectly owned by the Guarantor.

(xviii)   None of the Borrower, Equipmentco nor any TSA Company has conducted any business other than the business contemplated by the Basic Documents and the Turbine Supply Agreements, they have no outstanding Debt or other material liabilities other than pursuant to or allowed by the Basic Documents and the Turbine Supply Agreements, and they are not a party to or bound by any material contract other than the Basic Documents and the Turbine Supply Agreements.

(xix)   The representations and warranties of the Borrower, Equipmentco and each TSA Company contained in the Basic Documents and the Turbine Supply Agreements to which each such Person is a party other than this Note are, as of the time made or deemed made, true and correct.

(xx)  Neither Borrower, nor, to the Borrower’s knowledge, any Person holding any legal or beneficial interest whatsoever in Borrower (whether directly or indirectly) (a) appear on the OFAC SDN List; (b) are included in, owned by, controlled by, acting for or on behalf of, providing assistance, support, sponsorship, or services of any kind to, or otherwise associated with any of the persons or entities referred to or described in the OFAC SDN List; or (c) have conducted business with or engaged in any transaction with any person or entity named on any of the OFAC SDN List or any person or entity included in, owned by, controlled by, acting for or on behalf of, providing assistance, support, sponsorship, or services of any kind to, or otherwise associated with any of the persons or entities referred to or described in the OFAC SDN List.

(xxi) Neither this Note, any other Basic Document, nor any certificate furnished to the Lender, by or, to the knowledge of the Borrower, on behalf of Borrower in connection with the transactions contemplated by this Note, the other Basic Documents or the Turbine Supply Agreements, taking into account all other documentation furnished to the Lender, the Independent Engineer or the Insurance Consultant on or prior to the Closing Date contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading as of the time signed or delivered; provided, however, that no representation or warranty is made with respect to any projections or other forward looking statements provided by or on behalf of Borrower.

5.             Covenants.

(a)       The Borrower hereby covenants and agrees that, as long as the Loan remains outstanding, it shall comply with each of the following:

(i)            Use of Loan Proceeds.  The Borrower shall not, and shall not allow Equipmentco or any TSA Company or any Qualified Project Company to use the proceeds of the Loan for any purpose other than (A) for the payment of fees, interest and other expenses due and payable under this Note from time to time (including the additional interest payable pursuant to Section 2(h)); or (B) to invest equity in Equipmentco by way of a subscription for membership interests, one or more subordinated loans or a combination of the foregoing; provided, however, that the Borrower shall not allow Equipmentco, nor any TSA Company or any Qualified Project Company, to use the proceeds invested in Equipmentco pursuant to this Section 5(a)(i)(B) for any purpose other than (w) for the funding of the payments due and payable under the Turbine Supply Agreements (including any increase in the Contract Price of a Turbine Supply Agreement in connection with any TSA Options Approval) to GE in accordance with the relevant Turbine Supply Agreement payment schedule; (x) to make deposits into the Interest Reserve Account (which amounts may thereafter be applied in accordance with Section 5(a)(xxv)); (y) to repay amounts owed by the Guarantor, the 2006 TSA Company and/or the 2007 TSA Company, as applicable, to the lenders under the Prior Turbine Supply Loans; and/or (z) to reimburse the Guarantor, the Borrower or any TSA Company for amounts previously funded under a Turbine Supply Agreement by such Person to GE prior to the Closing Date.

(ii)           Notices and Deliveries.  The Borrower shall promptly, upon acquiring notice or giving notice, as the case may be give written notice (and deliver the documents or reports, as applicable, that are the subject of such notices) to the Lender of:

(A)          Any litigation or proceeding pending or, to the knowledge of Borrower, threatened against the Borrower, Equipmentco, any TSA Company or any Qualified Project Company if such litigation or proceeding would have a Material Adverse Effect;

(B)           Any notice of a material violation of any Governmental Rule to the Borrower, Equipmentco, any TSA Company or any Qualified Project Company;

(C)           Any Event of Default or any Inchoate Default;

(D)          Any casualty, damage or loss, whether or not insured, to the Turbines through fire, theft, other hazard or casualty, if such casualty, damage or loss would have a Material Adverse Effect; and

(E)           Any notice of default or claim of force majeure under any Turbine Supply Agreement, if such default or claim would have a Material Adverse Effect.

(iii)          Amendments, Waivers, Etc.  The Borrower shall provide the Lender, promptly after execution thereof by any TSA Company (but no later than within thirty (30) days after such execution) with copies of any material amendment or other material modification or material waiver of compliance with any Turbine Supply Agreement or the First Lien Facility.

(iv)          Compliance with Governmental Rules and Permits.  The Borrower shall, and shall cause Equipmentco, each TSA Company and each Qualified Project Company to, comply with (A) all Governmental Rules, including all environmental laws, applicable to the Borrower, each TSA Company or each Qualified Project Company, and (B) all Permits applicable to the Borrower, Equipmentco, each TSA Company or each Qualified Project Company, unless, in either of cases (A) or (B), the failure to do so could not reasonably be expected to have a Material Adverse Effect.  Each Qualified Project Company shall obtain and maintain each Permit reasonably necessary for the related Qualifying Project, unless the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(v)           Existence; Conduct of Business.  Except as otherwise expressly permitted under this Note or the other Basic Documents, the Borrower shall (A) maintain and preserve its existence as a Delaware limited liability company and shall cause Equipmentco, each TSA Company and each Qualified Project Company to maintain and preserve its existence as a limited liability company in the jurisdiction of its organization; and (B) engage only in the business of the purchasing, transporting, financing and/or ownership of turbines to be utilized in the development, construction and operation of wind energy generation projects (and business reasonably incidental thereto), and cause each Qualified Project Company to engage only in the business of the development, financing and/or ownership of the relevant Qualified Project (and business reasonably incidental thereto).

(vi)          Performance of Turbine Supply Agreements.  So long as a Turbine Supply Agreement is included in the Collateral, the Borrower shall (i) perform, and shall cause Equipmentco and/or the relevant TSA Company to perform, all of their respective material contractual obligations under such Turbine Supply Agreement and (ii) maintain and preserve (and cause Equipmentco and/or such TSA Company to maintain and preserve)  all of such Person’s material rights under such Turbine Supply Agreement, in each case, unless the failure to do so could not reasonably be expected to have a Material Adverse Effect.  The Borrower shall cause each Qualified Project Company to pay and perform all of its respective material contractual obligations, in each case, unless the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(vii)         Books, Records, Access.  The Borrower shall keep and maintain the books of account and the financial records for itself, Equipmentco, each Qualified Project Company and each TSA Company at its address identified on the signature pages to this Note in accordance with GAAP.  The Lender shall have the right, on reasonable advance notice to the Borrower and at reasonable times during the Borrower’s usual business hours, to audit, examine and make copies of the books of account and other records of the Borrower, Equipmentco, each Qualified Project Company and each TSA Company, as applicable, and to discuss the financial condition and business of the Borrower or such other Person with its respective authorized representatives.  The Lender may exercise such rights through any employee of the Lender or through any independent public accountant, legal counsel or any other consultant acting on behalf of the Lender; provided, however, that Lender shall cause such Persons to comply with the confidentiality obligations set forth in Section 13(j).

(viii)                Financial Statements.

(A)          As soon as available and in any event within forty-five (45) days after the end of each quarterly fiscal period of each fiscal year of the Borrower, the Guarantor and Equipmentco (except for the fourth fiscal quarter of such fiscal year), the Borrower shall deliver to the Lender unaudited statements of income, members’ equity and cash flows of the Borrower, the Guarantor and Equipmentco for such period and for the period from the beginning of the respective fiscal year to the end of such period, and the related balance sheet as at the end of each such period, setting forth in each case (to the extent applicable) in comparative form the corresponding figures for the corresponding period in the preceding fiscal year, accompanied by a certificate of an authorized officer of the Borrower, which certificate shall state that such financial statements fairly present in all material respects the financial condition and (to the extent applicable) results of operations of the Borrower, the Guarantor and Equipmentco in accordance with GAAP, consistently applied, as at the end of, and for, such period (subject to normal year-end audit adjustments).

(B)           As soon as available and in any event within ninety (90) days after the end of each fiscal year of the Borrower and Equipmentco, the Borrower shall deliver to the Lender unaudited statements of income, members’ equity and cash flows of the Borrower and Equipmentco for such fiscal year and the related balance sheet as at the end of each such fiscal year, setting forth in each case (to the extent applicable) in comparative form the corresponding figures for the preceding fiscal year, accompanied by a certificate of an authorized officer of the Borrower, which certificate shall state that such financial statements fairly present in all material respects the financial condition and (to the extent applicable) results of operations of the Borrower and Equipmentco in accordance with GAAP, consistently applied, as at the end of, and for, such fiscal year (subject to normal year-end audit adjustments).

(C)           As soon as available and in any event within ninety (90) days after the end of each fiscal year of the Guarantor, the Borrower shall deliver to the Lender audited statements of income, members’ equity and cash flows of the Guarantor for such fiscal year and the related balance sheet as at of the end of such fiscal year, setting forth in each case (to the extent applicable) in comparative form the corresponding figures for the preceding fiscal year, accompanied by an opinion of independent certified public accountants of recognized standing, which opinion shall state that such financial statements fairly present in all material respects the financial condition and results of operations of the Guarantor, as at the end of, and for, such fiscal year in accordance with GAAP (subject to normal year-end audit adjustments).

(ix)                   Taxes.  The Borrower shall pay, and shall cause Equipmentco, each TSA Company and each Qualified Project Company to pay, all taxes that such Person is required to pay to the extent due; provided, however, that the Borrower, Equipmentco, each TSA Company or each Qualified Project Company, as applicable, shall not be obligated to pay such taxes to the extent any of them is contesting the validity or amount of any such tax by appropriate proceedings as long as such Person has established adequate reserves for the payment thereof as and to the extent required by GAAP.

(x)            Limitations on Debt.  The Borrower shall not incur any Debt except for Permitted Debt.

(xi)           Limitations on Liens.  The Borrower shall not incur, create or suffer to exist any lien or other encumbrance on its assets or properties, except for Permitted Liens.

(xii)          Sale or Lease of Certain Assets.  Except as provided in this Note (including Section 7(c)) or the other Basic Documents, the Borrower shall not sell, lease, assign, transfer or otherwise dispose of (or permit Equipmentco or any TSA Company to sell, lease, assign or dispose of) any Turbines or any of its rights or interests in or under any Turbine Supply Agreement to any Person other than the Borrower, Equipmentco or a TSA Company.  In respect of the Collateral at any time, the Borrower will not, and will not allow Equipmentco or any TSA Company to, assign any part of the Collateral to a Qualified Project Company unless such assignment or transfer is in accordance with terms governing the replacement of the Collateral described in Section 7(c), a prepayment of the Loan as contemplated by Section 7(c)(ii) and Section 2(e)(ii) or otherwise, with the prior written consent of the Lender, such consent not to be unreasonably withheld, delayed or conditioned.

(xiii)         First Lien Facility Notices.  The Borrower shall deliver to the Lender copies of any material notices that are delivered to the Collateral Agent (or the other agents and lenders) under and in accordance with the First Lien Facility.

(xiv)        Name and Location; Fiscal Year.  The Borrower shall not (A) (nor shall it permit Equipmentco, any TSA Company or any Qualified Project Company to) change its name, its limited liability company structure or its jurisdiction of organization without having provided the Lender with notice of such change and taken such actions as may be reasonably necessary to maintain the perfection of the liens and security interests granted pursuant to the Collateral Documents, or (B) change its fiscal year without the Lender’s prior written consent, such consent not to be unreasonably withheld, delayed or conditioned.

(xv)         Dissolution.  Except as otherwise provided in Section 5(a)(xii), the Borrower shall not liquidate or dissolve or combine, merge or consolidate with or into any other entity.

(xvi)        Transfer of Interests.  The Borrower shall not cause, make, suffer to exist, permit or consent to any creation, sale, assignment or transfer of (A) any direct or indirect ownership interests of the Guarantor in the Borrower; (B) any direct or indirect ownership interests of the Borrower in Equipmentco; or (C) any direct or indirect ownership interests of Equipmentco in any TSA Company, except, in each of cases (A), (B) and (C), with the Lender’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned); provided, however, that, solely with respect to the assignment or transfer set forth in sub-clause (B) above, no such consent shall be required if (y) the Borrower is transferring 25% or less of its ownership interests in Equipmentco, and (z) the transferee shall enter into a pledge agreement, substantially similar to the Second Lien Borrower Pledge Agreement, and such other documents as the Lender determines are reasonably necessary to enable the Lender to maintain its second priority perfected lien on the equity interests of the Borrower.

(xvii)               Amendments.  The Borrower shall not (nor shall it allow Equipmentco nor any TSA Company to) cause, consent to, or permit, any amendment or other modification of, or waiver of compliance with, any material terms or conditions of any Turbine Supply Agreement if such amendment, modification or waiver would have a material adverse effect on the Lender.

(xviii)              Qualified Project Status.  The Borrower shall, promptly upon obtaining knowledge or notice thereof, provide the Lender with written notice of any delay in (or the occurrence of any other event with respect to) a Qualified Project to the extent such Qualified Project could no longer reasonably be expected to complete construction at least sixty (60) days prior to the PTC Expiration Date applicable to such Qualified Project.  Additionally, the Borrower shall, within ten (10) Business Days, respond to inquiries by the Lender as to the status of the development and construction schedule (including any potential delays) of each Qualified Project.  If, pursuant to the terms and conditions of the First Lien Note, any Qualified Project ceases to be a “Qualified Project” thereunder because the First Lien Administrative Agent is notified by Equipmentco that such Qualified Project can no longer reasonably be expected to achieve construction completion sixty (60) days prior to the PTC Expiration Date applicable to such Qualified Project, or if the First Lien Administrative Agent otherwise reasonably determines the same, then, unless Equipmentco successfully challenges such determination in accordance with the terms of the First Lien Note, such project will immediately cease to be a “Qualified Project” hereunder.

(xix)                 Insurance.  The Borrower shall comply, and shall cause Equipmentco and each TSA Company to comply, with all insurance requirements set forth on Annex II.

(xx)                  Turbines.  Following delivery at the applicable project site, any Turbine that forms part of the Collateral, without the prior written consent of the Lender (such consent not to be unreasonably withheld, delayed or conditioned), the Borrower shall not (i) erect such Turbine or (ii) transport or take any other actions or fail to take any action with respect to such Turbine that could reasonably be expect to reduce the value or marketability of any such Turbine (including storage of Turbines at the applicable project site in any manner or for any period that would result in loss or diminishment of such Turbine’s warranty).

(xxi)                 [Intentionally omitted].

(xxii)                Project Review.  Borrower shall provide “desktop, fatal flaw” reviews (each a “Project Review”) to the Lender as and when such Project Reviews are provided to the First Lien Administrative Agent pursuant to the First Lien Facility, and any project that is determined to be a Qualified Project pursuant to the terms and conditions of the First Lien Facility shall be deemed to be a “Qualified Project” hereunder.

(xxiii)               [Intentionally omitted]

(xxiv)               Compliance with Anti-Money Laundering and OFAC Laws.

(A)         The Borrower shall comply at all times in all material respects with the requirements of all Anti-Money Laundering Laws.

(B)          The Borrower shall provide the Lender any information regarding Borrower, its Affiliates and its subsidiaries reasonably requested by the Lender as may be necessary for the Lender to comply with all Anti-Money Laundering Laws.

(C)           The Borrower shall comply at all times in all material respects with the requirements of all OFAC Laws.  In the event that any of the Borrower becomes aware that it is not in compliance with any applicable OFAC Laws, Borrower shall notify the Lender and diligently take all actions required thereunder to become compliant.

(D)          Upon the Lender’s request from time to time, Borrower shall deliver a certification confirming its compliance with the covenants set forth in this Section 5(a)(xxiv).

(xxv)                Interest Reserve Account.  The Borrower shall, at all times, maintain in the Interest Reserve Account an amount, in Dollars, equal to or greater than the amount of interest that will become due and payable by the Borrower to the Lender in respect of the Loan in the subsequent three (3) month period until the earlier to occur of (A) the date that is three (3) months prior to the Maturity Date, or (B) the date on which this Note shall have been terminated in accordance with the terms and conditions hereof (whether by repayment, acceleration or otherwise); provided, however, that so long as the foregoing requirements under this Section 5(a)(xxv) are satisfied, the Borrower shall be permitted to use amounts deposited in the Interest Reserve Account to make payments of interest pursuant to this Note, including payments of additional interest pursuant to Section 2(h).

(xxvi)               Pledge of Interests.  The Borrower shall not cause, make, suffer to exist, permit or consent to any transfer by Guarantor of its interests in any Qualified Project Company (except to the extent contemplated herein or in the First Lien Facility) and will not pledge to any third party any amounts it is owed or may receive from such Qualified Project Companies.

6.             Events of Default.

(a)           The occurrence of any of the following events, conditions or circumstances shall constitute an event of default under this Note (each, an “Event of Default”):

(i)            Failure to Make Payments.  The Borrower shall fail to pay (A) any portion of the principal of the Loan on the date within three (3) Business Days after such portion of the principal becomes due and payable (including any mandatory prepayment required pursuant to Section 2(e)(ii)); (B) any interest accrued hereunder on the Loan within five (5) Business Days after the date when such interest becomes due and payable hereunder; (C) any fees payable under this Note within ten (10) Business Days after the date when such fees become due and payable and notice thereof is given to the Borrower; or (D) any other amount payable by the Borrower under this Note or under any Basic Document within ten (10) days after any such other amount becomes due and payable and notice thereof is given to the Borrower;

(ii)           Judgments.  A final judgment or judgments shall be entered by a court of relevant jurisdiction against the Borrower, Equipmentco, any TSA Company or any Qualified Project Company in the aggregate amount of $1,500,000 or more (net of insurance proceeds) which remains unstayed or unsatisfied or for which no bond is posted in the amount of such judgment;

(iii)                  Representations and Warranties.  Any representation or warranty made by the Borrower, the Guarantor, Equipmentco, any TSA Company or the owner of any Qualified Project Company under this Note or any other Basic Document to which such Person is a party shall prove to have been incorrect in any respect as of the time made or deemed made (unless such representation or warranty expressly relates only to an earlier date) which could reasonably be expected to have a Material Adverse Effect, and the adverse effect of such incorrect representation or warranty (if any) is not cured or addressed to the reasonable satisfaction of the Lender within thirty (30) days after receipt of notice thereof by the Lender;

(iv)                  Bankruptcy; Insolvency.  The Borrower, the Guarantor or Equipmentco shall (A) admit in writing its inability to pay its debts as its debts become due; (B) make a general assignment for the benefit of creditors, or petition or apply to any tribunal for the appointment of a custodian, receiver or trustee for its or a substantial part of its assets; (C) commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation; (D) have had any such petition filed, or any such proceeding shall have been commenced against it, in which an adjudication is made or order for relief is entered or which remains undismissed for a period of seventy-five (75) days; (E) have had a receiver, custodian or trustee appointed for all or a substantial part of its property; or (F) take any action effectuating, approving or consenting to any of the events described in clauses (A) through (E);

(v)                   Loss of a Turbine Supply Agreement.  Any Turbine Supply Agreement or any material provision thereof shall cease for any reason to be in full force and effect.

(vi)                  Breach of Covenants.

(A)              The Borrower shall fail to perform or observe any covenant set forth in Sections 5(a)(i), 5(a)(v)(A), 5(a)(xii), 5(a)(xv)-5(a)(xvii) or 5(a)(xxiii) in any material respect;

(B)               The Borrower shall fail to perform or observe any covenant set forth in Sections 5(a)(x), 5(a)(xi), 5(a)(xiii), 5(a)(xx) or 5(a)(xxi) in any material respect and such failure shall continue unremedied for a period of ten (10) Business Days; or

(C)               The Borrower, the Guarantor, Equipmentco, any TSA Company or the relevant owner of any Qualified Project Company shall fail to perform or observe any other covenants set forth in this Note or any other Basic Document to which it is a Party that is not listed in Section 6(a)(vii)(A) or Section 6(a)(vii)(B) in any material respect and such failure shall continue unremedied for a period of thirty (30) days after receipt of notice of such failure (or if such failure cannot be cured within such thirty (30) day period with the use of commercially reasonable diligent efforts by the Borrower, the Guarantor, Equipmentco, any TSA Company or the relevant owner of any Qualified Project Company (as applicable), such longer period not to exceed an additional forty-five (45) days as may be necessary with the use of diligent efforts to remedy such failure).

(vii)                 Basic Documents; Collateral.  Unless as a result of the acts or omissions of the Lender, (A) any of the Basic Documents (including any Collateral Documents), once executed and delivered, shall cease to be in full force and effect; (B) any Collateral Document (other than any Consent) shall fail to provide the Lender with the security interests in and to the Collateral intended to be created thereby, or is declared null and void or otherwise ceases to be in full force and effect;

provided, however, that, to the extent that such failure is reasonably susceptible of cure, such failure shall not constitute an Event of Default to the extent that the Borrower, the Guarantor, Equipmentco or any TSA Company, as applicable, takes such action as the Lender may reasonably request within no more than five (5) days after receiving the Lender’s request therefor; or (C) the validity or enforceability of any Collateral Document is contested in a legal proceeding by the Borrower, the Guarantor, Equipmentco or any TSA Company which is a party thereto, as applicable;

(viii)                Loss of Permits.  Any Permit required to be obtained or maintained by the Borrower, Equipmentco or any TSA Company under any Turbine Supply Agreement shall be revoked or cancelled by the issuing  Governmental Authority having jurisdiction, or any such Permit shall otherwise fail to be in full force and effect, or the Borrower, Equipmentco or any TSA Company shall fail to comply with any such Permit, in each case, which revocation, cancellation or failure could reasonably be expected to have a Material Adverse Effect, and in each case, if any adverse effect of such revocation, cancellation or failure is not remedied to the reasonable satisfaction of the Lender within sixty (60) days after receipt of notice thereof by such Person; or

(ix)                   Loss of Guaranty.  The NEP Guaranty shall have been terminated or otherwise ceases to be in full force and effect, other than in accordance with the terms and conditions thereof.

(b)       Upon the occurrence and during the continuation of an Event of Default, the Lender may, immediately upon a notice thereof to the Borrower (but without any further notice of exercise of remedies, presentment, demand for payment, protest or other notices or demands of any kind):

(i)    Declare and make any or all sums of accrued and outstanding principal of  the Loan and accrued but unpaid interest remaining under this Note, together with all other Obligations immediately due and payable; provided, however, that, in the event of an Event of Default occurring under Section 6(a)(iv) (other than clause (A) thereof), all such amounts shall become immediately due and payable without further act of the Lender or any other Person; or

(ii)   Exercise any and all rights and remedies available to the Lender under any of the Basic Documents, including, to the extent permitted by the Basic Documents, judicial or non-judicial foreclosure or public or private sale of any of the Collateral (including the Pledged Equity Interests) pursuant to the Collateral Documents for the entire amount of the unpaid principal amount of the Loan then outstanding under this Note, along with any other Obligations then due and payable with respect thereto.

(c)       Notwithstanding the other provisions of this Section 6, and subject to Section 7(b), to the extent that an Event of Default has occurred solely with respect to a particular Qualified Project, a particular Turbine, a particular Turbine Supply Agreement or a particular Qualified Project Company, the Borrower may cure such Event of Default by repaying the portion of the principal amount of the Loan then outstanding with respect to such Turbine or the Turbines funded hereunder and allocated to such Qualified Project or purchased under such Turbine Supply Agreement, as applicable, together with any interest, fees and other amounts accrued thereon no later than thirty (30) days after the occurrence of such Event of Default.  If such Event of Default relates solely to a Qualified Project or a Qualified Project Company, the Borrower may cure such Event of Default by causing Equipmentco to repay such amount under the First Lien Note as may be necessary to ensure that Equipmentco remains in compliance with its obligations in respect of the Loan Maximum Outstandings under and as defined in the First Lien Note.

7.             Collateral.

(a)     Collateral.  The Obligations shall be secured by the following, and the Borrower shall deliver or cause to be delivered the following (each in form and substance satisfactory to the Lender) to the Lender at the times required pursuant to Section 3:

(i)                    A Pledge Agreement, duly executed by Borrower, in favor of the Lender (the “Second Lien Borrower Pledge Agreement”);

(ii)                   A Pledge and Security Agreement, duly executed by the Borrower, in favor of the Lender (the “Borrower Security Agreement”);

(iii)                  A Pledge Agreement, duly executed by Equipmentco, in favor of the Lender (the “Equipmentco Pledge Agreement”) in respect of the 2009 TSA Company;

(iv)                  A Pledge and Security Agreement, duly executed by Equipmentco, in favor of the Lender (the “Second Lien Equipmentco Security Agreement”);

(v)                   A Security Agreement, duly executed by each of 2006 TSA Company, 2007 TSA Company and 2008 TSA Company, in favor of the Lender (each individually, a “Second Lien TSA Company Security Agreement”, and collectively, the “Second Lien TSA Companies Security Agreements );

(vi)                  A Security Agreement, duly executed by the 2009 TSA Company, in favor of the Lender (the “2009 TSA Security Agreement”);

(vii)                 A Pledge and Security Agreement, duly executed by each owner of the outstanding membership interests in a Qualified Project Company, in favor of Lender (each individually, a “Second Lien Project Pledge Agreement”, and collectively, the “Second Lien Project Pledge Agreements”);

(viii)                The Consents from GE in respect of each Turbine Supply Agreement, in favor of the Lender (the “Consents”);

(ix)                   The Intercreditor Agreement, duly executed by the parties thereto;

(x)                    A Pledge Agreement, duly executed by the Guarantor, in favor of the Lender (the “NEP Pledge Agreement”);

(xi)                   An Escrow, Security and Control Agreement, duly executed by Borrower, the Lender and JPMorgan Chanse Bank, N.A., as escrow agent, covering the Interest Reserve Account (the “Escrow Agreement”); and

(xii)                  Such other Collateral Documents as are necessary to grant to the Lender liens in the Collateral subject to the foregoing Collateral Documents.

(b)       Release of Collateral.  Upon the repayment in full of the Obligations (or earlier to the extent the Borrower elects to remove, transfer or dispose of any Collateral in accordance with the terms hereof), the Lender shall release all of its liens on the Collateral (in the case of any removal, disposition or transfer only to the extent of the Collateral so removed, disposed of or transferred).  The obligations of the Borrower pursuant to this Agreement shall continue to be effective or automatically reinstated, as the case may be, if at any time payment of any of the Obligations is rescinded or otherwise must be restored or returned by the Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any other obligor or otherwise, all as though such payment had not been made.

(c)       Removal of a Qualified Project Company, a Turbine or a Turbine Supply Agreement.

(i)            Notwithstanding any provision to the contrary in this Note, at any time, at the option of the Borrower, the Borrower may replace a pledge of the outstanding membership interests in a Qualified Project Company evidenced by a Second Lien Project Pledge Agreement (each a “Replaced Equity Interest”) with a pledge of all of the outstanding membership interests in one or more replacement Qualified Project Companies which own one or more Qualified Projects; provided, however, that such owner of the proposed replacement Qualified Project Company shall duly execute and deliver a replacement Second Lien Project Pledge Agreement, in form and substance reasonably satisfactory to the Lender; provided, further, that, following such replacement, the Lender will have a substantially equivalent lien in respect of the relevant Qualified Project Companies that will accommodate the same or a greater number of Turbines as the Qualified Project Companies (including the Replaced Equity Interests) that form part of the Collateral before such replacement, as determined by the Lender in its reasonable discretion.

(ii)           Notwithstanding any provision to the contrary in this Note and subject to the Borrower’s compliance with Section 2(e)(ii), at any time, the Borrower may (or shall as required pursuant to Section 5(a)(xxiii)) remove one or more Turbines, Turbine Supply Agreements or TSA Companies from the Collateral (together with the pledge in the Qualified Project Companies, granted pursuant to a Second Lien Project Pledge Agreement, corresponding to the number of megawatts of Turbines removed).

8.             Expenses; Indemnification; Net of Taxes.

(a)       Expenses.  The Borrower agrees hereby to reimburse the Lender within thirty (30) days following demand for all reasonable out-of-pocket costs, expenses and charges (including, without limitation, reasonable and properly documented fees and charges of legal counsel, consultants and advisors to the Lender) incurred in connection with the preparation, execution and delivery of this Note and the other Basic Documents, any amendment or waiver of this Note or the other Basic Document, any enforcement (including in any workout, restructuring or bankruptcy proceeding) of this Note or any other Basic Document or the defense or prosecution of any rights of the Lender hereunder.

(b)       Indemnification.  The Borrower agrees hereby to indemnify and hold the Lender, together with its directors, officers, employees, agents and consultants harmless from and against all claims, damages, losses, liabilities, costs, deficiencies and expenses of third parties, including, without limitation, investigative costs, settlement costs and reasonable legal, accounting or other expenses of such third parties for investigating or defending against any actions or threatened actions (collectively, the “Losses”), arising out of or in connection with (i) the execution or delivery of each Basic Document, including this Note, and the performance by the Borrower, Equipmentco, any TSA Company or the relevant owner of any Qualified Project Company of its obligations under each such Basic Document to which it is a party, (ii) the making of the Loan, and (iii) the use of the proceeds of the Loan and any prospective claim, litigation, investigation or proceeding related to any of the foregoing, but excluding, in each case, any such Losses incurred by reason of the bad faith, gross negligence or willful misconduct of any Person indemnified hereunder.  Except as provided in Section 8(c), the Borrower agrees hereby to indemnify and hold the Lender harmless for the full amount of taxes (excluding taxes (including franchise taxes and minimum taxes) imposed on or measured by the income or capital of the Lender, or any branch profits taxes imposed by the United States or any other jurisdiction) arising from the execution, delivery or performance of its obligations or from receiving a payment under any Basic Document, or enforcing this Note, or any liability (including penalties, interest and expenses) arising therefrom or with respect thereto; provided, however, that the Borrower shall not be required to indemnify any such Person for any penalties, interest or expenses relating to taxes arising from the Lender’s bad faith, gross negligence, willful misconduct or unexcused breach of this Note.  The Lender shall promptly notify the Borrower of any claim under this Section 8(b).  The Borrower may elect to assume the defense of any action, proceeding or dispute with a third party in respect of which a claim is to be made under this Section 8; provided, however, that if the Borrower assumes control of the defense of any such action, proceeding or dispute, the Borrower shall not agree or conclude any settlement that affects the Lender in any material respect without the prior written approval of the Lender (such approval not to be unreasonably withheld or delayed).  In the event the Borrower assumes control of the defense of any such action, proceeding or dispute, the Borrower shall not be liable to the Lender for any legal fees and expenses of additional counsel incurred by the Lender in connection with such defense; provided, however, that the Lender shall (at its own expense) have the right to employ its own counsel whose reasonable legal fees and expenses shall be indemnified by the Borrower if (A) there is or could reasonably be expected to be a conflict of interest between the Lender and the Borrower in connection with the defense of such action, proceeding or dispute, or (B) there is a specific defense available to the Lender that is different from or additional to those available to the Borrower.  If the Lender determines in its sole discretion that it has received a refund of any taxes as to which it has received an indemnification, or with respect to which the Borrower has paid additional amounts, the Lender agrees to repay to the Borrower any such refund, net of any out of pocket costs incurred by the Lender, as the case may be, in connection therewith and without interest (other than any net after tax interest paid by the relevant Governmental Authority with respect to such refund), as soon as commercially practicable after receipt of such refund.  Whenever any taxes are payable by the Borrower pursuant to this Section 8, as promptly as possible thereafter, the Borrower shall send to the Lender a certified copy of an original receipt (if reasonably available) received by the Borrower showing payment thereof.

(c)       Withholding Certificates.  Any and all payments to or for the benefit of the Lender under this Note or the other Basic Documents shall be made free and clear of, and without deduction, setoff or counterclaim of any kind whatsoever and in such amount as may be necessary in order that all such payments, after deduction for or on account of, any present or future taxes, levies, imposts, charges or withholdings imposed by the United States of America or any political subdivision thereof, arising or relating to the Loans (excluding taxes

(including franchise taxes and minimum taxes) imposed on or measured by the income or capital of the Lender or any branch profits taxes imposed by the United States or any other jurisdiction) shall not be less than the amounts otherwise due and payable under this Note.  The Borrower shall not be required to pay any additional amount to (or indemnify) the Lender under this Section 8 to the extent that the obligation to withhold or pay such amount with respect to indemnified taxes existed on the date that the Lender became a party to this Note (or, in the case of a transferee that is a participation holder, on the date such a participation holder became a transferee hereunder) except, in each case, to the extent the transferor was entitled to additional payments or indemnification hereunder.  The Lender (upon becoming a Lender hereunder) and any Person to which the Lender grants a participation (or otherwise transfers its interest in this Note) as permitted by this Note agrees that on the date the Lender or Person becomes a party to this Note it will deliver to the Borrower either (A) if the Lender or Person is a United States person as defined in the Code, two duly and appropriately completed copies of a United States Internal Revenue Service Form W-9 or any successor applicable form or (B) if the Lender or Person is not a United States person as defined in the Code, two duly and appropriately completed copies of United States Internal Revenue Service Form W-8IMY, W-8ECI or W-8BEN (in the case of the Lender claiming an exemption under the so-called portfolio interest exemption rules, together with an exemption certificate reasonably satisfactory to the Borrower) or successor applicable form, as the case may be, and, if reasonably requested by the Borrower, any additional statements and forms so requested from time to time and including a U.S. taxpayer identification number if required by such form or otherwise necessary to obtain any benefit claimed therein.  If the Lender is required to deliver to the Borrower a form, or certificate pursuant to the preceding sentence, the Lender shall deliver such form or certificate as follows:  (x) the Lender party hereto on the Closing Date shall deliver such form or certificate at least five (5) Business Days prior to the first date on which any payment hereunder or under any other Basic Document is payable by the Borrower hereunder for the account of such entity and (y) each assignee or participant shall deliver such form at least five (5) Business Days before the effective date of such assignment or participation.  If the Lender is required to deliver to the Borrower a Form W-9, W-8IMY, W-8ECI or W-8BEN or other form or statement pursuant to the preceding sentence further, the Lender undertakes to deliver to the Borrower and further copies of the Form W-9, W-8IMY, W-8ECI or W-8BEN, or successor applicable form or other form or certificate, or other manner of certification or procedure, as the case may be, at least ten (10) days before any such form or certificate expires or becomes obsolete (which date shall be notified by the Borrower) or within a reasonable time (not to exceed sixty (60) days) after gaining knowledge of the occurrence of any event requiring a change in the most recent forms or certificates previously delivered by it to the Borrower, unless in any such cases an event has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent the Lender from duly completing and delivering any such form with respect to it.  The Borrower shall not be obligated to pay any additional amounts pursuant to this Section 8 (or make an indemnification payment pursuant to this Section 8) to the Lender or any other Person (including any Person to which the Lender sells, assigns, grants a participation in, or otherwise transfers, its rights under this Agreement) to the extent the obligation to pay such additional amounts (or such indemnification) would not have arisen but for a failure of the Lender or such Person to comply with its obligations under this Section 8(c).  Notwithstanding the foregoing or anything else to the contrary in this Note, no Lender or other Person shall be obligated to deliver any form, certificate or document which it cannot deliver as a matter of law.

(d)       Upon a change of law with respect to any Lender following delivery of the documentation set forth in Section 8(c) above, the Borrower shall gross up any payments due to the Lender hereunder that become subject to withholding tax to mitigate the effect to the Lender of the change of law; provided, however, that the Lender shall use commercially reasonable efforts to mitigate the effects of such change of law, and if the Lender is unsuccessful in its efforts, the Lender shall assign its Loan and the related rights and obligations to a new lender identified by the Borrower, as set forth in a written request by the Borrower (and pursuant to assignment documentation acceptable to the Lender); and provided, further, that the Lender shall not be obligated to assign its Loan and Commitments for the lesser of their face value or their fair market value.

9.             No Recourse.  The Lender shall have no claims of any kind or nature (other than for fraud, willful misconduct or express indemnities) with respect to the transactions contemplated by this Note and the other Basic Documents against the Guarantor or any Affiliate thereof (except for the Borrower, Equipmentco and each TSA Company), or the stockholders, members or other owners, officers, directors or employees of any of such Person (each, a “Non-Recourse Party”), except to the extent of any obligations of a Non-Recourse Party specifically provided in the Basic Documents to which such Non-Recourse Party is a party.  Subject to the exception at the end of the foregoing sentence, if (a) any Event of Default shall have occurred and is continuing, or (b) any claim by the Lender against the Borrower or any alleged liability of the Borrower to the Lender shall be asserted under any of the Basic Documents, in each case, the Lender agrees that it shall not have the right to proceed against any of the Non-Recourse Parties or against their respective properties and assets for the satisfaction of any such claim or liability or for any deficiency judgment (other than for fraud, willful misconduct or express indemnities).

10.          Governing Law; Submission to Jurisdiction.  This Note shall be governed by, and construed in accordance with, the laws of the State of New York (without regard to conflict of laws provisions thereof other than Section 5-1401 of the New York General Obligations Law).  The Borrower agrees that any legal action or proceeding arising out of or relating to this Note or any other Basic Document, or any legal action or proceeding to execute or otherwise enforce any judgment obtained against the Borrower, for breach hereof or thereof, or against any of its properties, may be brought in the courts of the State of New York or the United States District Court for the Southern District of New York by the Lender as it may elect.  The Borrower hereby irrevocably and unconditionally submits to the non-exclusive jurisdiction of such courts for purposes of any such legal action or proceeding.  Service of process by the Lender in any such dispute shall be binding on the Borrower if sent to the Borrower by registered or certified mail, at the address specified on the signature page of this Note.  The Borrower agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in any other jurisdiction.

THE BORROWER WAIVES ANY RIGHT IT MAY HAVE TO JURY TRIAL IN ANY ACTION RELATED TO THIS NOTE, ANY OTHER BASIC DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

NO CLAIM SHALL BE MADE BY ANY PARTY HERETO OR ANY OF ITS AFFILIATES, DIRECTORS, EMPLOYEES, ATTORNEYS OR AGENTS AGAINST ANY OTHER PARTY HERETO OR ANY OF ITS AFFILIATES, DIRECTORS, EMPLOYEES, ATTORNEYS OR AGENTS FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR

PUNITIVE DAMAGES (WHETHER OR NOT THE CLAIM THEREFOR IS BASED ON CONTRACT, TORT, DUTY IMPOSED BY LAW OR OTHERWISE), IN CONNECTION WITH, ARISING OUT OF OR IN ANY WAY RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS NOTE OR THE OTHER BASIC DOCUMENTS OR ANY ACT OR OMISSION OR EVENT OCCURRING IN CONNECTION THEREWITH; AND EACH PARTY HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE UPON ANY SUCH CLAIM FOR ANY SUCH SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR.

11.          Assignment.

(a)           This Note shall be binding on, and shall inure to the benefit of, the Borrower, the Lender and their respective successors and permitted assigns.

(b)           The Borrower may not assign or transfer its rights or obligations under this Note without the prior written consent of the Lender.

(c)           At any time after making the Loan, the Lender may assign the Loan, in one or more transactions, with the prior written consent of the Borrower (such consent not to be unreasonably withheld, delayed or conditioned); provided that Borrower’s consent shall not be required if an Event of Default has occurred and is continuing.  At any time after making the Loan, the Lender may, without consent of the Borrower, (i) sell participations to any other Person; (ii) assign all or part of its rights or obligations under this Note to any of its Affiliates; and (iii) assign all or part of its rights under this Note as security to any U.S. Federal Reserve Bank.

(d)           Upon any assignment or participation in accordance with Section 11(c), the Lender shall provide to the Borrower the name, address and contact information of the permitted assignee or purchaser.  Upon any assignment or participation in accordance with Section 11(c), all references to “the Lender” shall be automatically deemed to refer to all such assignees and participants any and all actions contemplated to be taken and decision to be made by the Lender shall not be effective until consented to or directed by the Lenders holding more than 50% of the outstanding Loans.  As used herein, “Proportionate Share” shall mean with respect to all payments, computations and other matters relating to the Loan and to any Lender, the percentage obtained by dividing (a) the sum of the outstanding principal amount of the Loan of such that Lender by (b) the aggregate outstanding principal amount of the Loan, as the applicable percentage may be adjusted by assignments in accordance with this Section 11.  The aggregate principal, prepayment fees, if any, and interest payments shall be apportioned among all outstanding Loans to which such payments relate, in each case proportionately to the Lenders’ respective Proportionate Shares.  If any Lender obtains any payment of the Loans owing to it, any interest thereon or fees in respect thereof in excess of its Proportionate Share of all payments of such Obligations obtained by all the Lenders, such Lender (a “Purchasing Lender”) shall forthwith purchase from the other Lenders (each, a “Selling Lender”) such participations in their Loans or other Obligations as shall be necessary to cause such Purchasing Lender to share the excess payment ratably with each of them.  If all or any portion of any payment received by a Purchasing Lender is thereafter recovered from such Purchasing Lender, such purchase from each Selling Lender shall be rescinded and such Selling Lender shall repay to the Purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Selling Lender’s ratable share (according to the proportion of (i) the amount of such Selling Lender’s required repayment in relation to (ii) the total amount so recovered from the Purchasing Lender) of any interest or other amount paid or payable by the Purchasing Lender in respect of the total amount so recovered.  Any Purchasing Lender so purchasing a participation from a Selling Lender pursuant to this provision may, to the fullest extent permitted by law, exercise all its rights of payment with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

(e)           From and after any such assignment, the Borrower shall maintain, or cause to be maintained, a register (the “Register”) on which it shall enter the names and addresses of the Lender and the principal amounts due under this Note (and stated interest thereon).  The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower and the Lender may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Note.  The Register shall be available for inspection by each Lender at any reasonable time and from time to time upon reasonable notice.  Notwithstanding anything to the contrary contained herein, this Note is a registered obligation and the right, title, and interest of the Lender in and to such Note shall be transferable only upon notation of such transfer in the Register.  This Note shall only evidence the Lender’s right, title and interest in and to the Note, and in no event shall this Note be considered a bearer instrument or obligation.  This provision shall be construed so that this Note is at all times maintained in “registered form” within the meaning of Code Sections 163(f), 871(h)(2) and 881(c)(2) and any related Treasury Regulations promulgated thereunder.

12.          [Intentionally omitted]

13.          Miscellaneous.

(a)           The provisions of this Note are intended to be severable.  If for any reason any provisions of this Note shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions thereof in any jurisdiction.

(b)           No amendment, modification or supplement to any provision of this Note shall be effective unless the same shall be in writing and signed by the Borrower and the Lender (or, after partial any assignment contemplated by Section 11(c), the holders of more than 50% of the outstanding Loans).

(c)           The waiver of any breach of any of the provisions of this Note shall not be construed to be a waiver of any subsequent breach or default of the same or other provisions.  No failure on the part of the Lender to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof or preclude any other or further exercise thereof or the exercise of any other right.

(d)           The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

(e)           Unless otherwise agreed in writing, notices shall be given to the Lender and the Borrower at their respective addresses set forth on the signature pages to this Note.  Notices under this Note shall be effective (i) when personally delivered to a party hereto, upon receipt as shown by messenger receipt, (ii) when mailed to such addressee, upon receipt of a signed confirmation from such addressee, or (iii) when sent to such addressee by facsimile, upon receipt of the addressor’s facsimile machine confirmation or other verifiable electronic receipt.

(f)            The provisions of Sections 8 and 10 shall survive the repayment of the Obligations and all other amounts due and payable with respect thereto; provided, however, that the provisions of Sections 8(a) and (b) only shall survive for a period of one (1) year after the date on which the Loan has been repaid in full.

(g)       This Note and any amendment, waivers, consents or supplements hereto or in connection herewith may be executed in one or more counterparts, each of which when executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

(h)           This Note and any agreement, document or instrument attached hereto or referred to herein integrate all the terms and conditions mentioned herein or incidental hereto and supersede all oral negotiations and prior writings with respect to the subject matter hereof.

(i)            The Lender agrees to keep confidential, in accordance with its customary procedures for handling confidential information of this nature, any confidential information supplied to it by the Borrower, Equipmentco, the Guarantor, any TSA Company and any Qualified Project Company; provided, however, that such information does not include information that (A) was publicly known or otherwise known to it prior to the time of such disclosure and (B) subsequently becomes publicly known through no act or omission by it or any Person acting on its behalf; and provided, further, that nothing in this Section 13(j) shall require the Lender to obtain any consent of the Borrower, the Guarantor, Equipmentco, any TSA Company or any Qualified Project Company in connection with: (i) exercising any of the Lender’s rights under the Basic Documents, including those exercisable upon the occurrence of an Event of Default; (ii) any situation in which the Lender is required by any Governmental Rule or  any Governmental Authority to disclose information (if the Lender informs such Governmental Authority of the confidential nature of such information and requests that it be kept confidential to the fullest extent of the applicable law); (iii) providing information to counsel or other consultants of the Lender in connection with the transactions contemplated by any of the Basic Documents (if the Lender informs such counsel or consultants of the confidential nature of such information and requires that it be kept confidential except as permitted herein); (iv) providing such information to independent auditors of the Lender (if the Lender informs such auditors of the confidential nature of such information and requires that it be kept confidential except as permitted herein); or (v) providing such information to a potential Lender or participant (if the Lender informs such lender or participant of the confidential nature of such information and such lender or participant agrees that such information will be kept confidential except as permitted herein).  Notwithstanding the foregoing, the parties hereto and their officers, directors, employees thereof are authorized to disclose to any and all persons, without limitation of any kind, the structure and tax aspects of this transaction (as defined in Treasury Regulation Section 1.6011-4) and all materials of any kind which are related to such structure and tax aspects.

(j)            Upon payment in full of the First Lien Facility, the provisions and definitions set forth in the First Lien Note that are incorporated by reference herein shall continue to be in full force in effect as if fully set forth herein, notwithstanding the fact that any such First Lien Note may be deemed terminated by such payments in full.  Such provisions and definitions shall remain in effect as set forth as of the date hereof unless otherwise expressly modified herein.  All such references to the “Administrative Agent” or “Collateral Agent” in such applicable provisions in the First Lien Note from and after such termination, shall be deemed to references to the Lender hereunder.

[Signature page follows]

NEP EQUIPMENT FINANCE HOLD CO., a Delaware limited liability company

By:	/s/ Christopher Lowe
Name: Christopher Lowe
Title: Vice President and Treasurer

Address for Notices:

NEP Equipment Finance Hold Co.
c/o Noble Environmental Power, LLC
8 Railroad Avenue
Second Floor, Suite 8
Essex, CT 06426
Attention: Jeffrey M. Nelson
Facsimile No.: (860) 767-7041

With a copy to:

LATHAM & WATKINS LLP
555 Eleventh Street, N.W.
Washington, D.C. 20004
Attention: John L. Sachs
Facsimile No.: (202) 637-2201

PARAGON NOBLE LLC, as Lender

By:	/s/ John Phelan
Name:
Title:

Address for Notices:
Paragon Noble LLC
***
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New York, NY 10022-5910
Attention:	General Counsel
Facsimile No:	***